                                                                  EXHIBIT 10.1

                       AGREEMENT REGARDING CERTAIN CLOSING
                            AND POST CLOSING MATTERS


         This Agreement is made and entered into as of the 28th day of July, 1999, by and among National Capital Management Corporation, a Delaware corporation ("NCMC"), and the persons and entities set forth on the signature page attached hereto (collectively, the "Shareholders" and individually a "Shareholder").

                                    RECITALS

         A. Concurrently with the execution of this Agreement, NCMC, FAC, Inc. ("FAC"), a Delaware corporation and wholly-owned subsidiary of NCMC, TeleScents, Inc., a New York corporation ("TeleScents"), and the Shareholders have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") pursuant to which the parties have agreed that TeleScents will merge with and into FAC with TeleScents continuing as the surviving corporation (the "Surviving Corporation").

         B. In connection with and as a condition to the consummation of the transactions contemplated in the Merger Agreement, the parties wish to enter into this Agreement to set forth certain agreements reached at Closing and to evidence certain undertakings of the parties from and after Closing. All defined terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed hereto in the Merger Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

         1. SHAREHOLDERS ACTIONS. NCMC and the Shareholders agree NCMC shall notice the Annual Meeting of the Shareholders (the "Annual Meeting") to be held on such date as soon as practicable following the Effective Time (the "Meeting Date") and the Board of Directors of NCMC shall recommend certain proposals to be acted on by the NCMC shareholders at the Annual Meeting. Such proposals and actions shall consist of the following matters:

                  a. ELECTION OF DIRECTORS: One of the proposals to be acted on by the shareholders of NCMC shall be the election of nominees to NCMC's Board of Directors (the "Board"). Such nominees shall be Jason S. Apfel, Dennis M. Apfel, James J. Pinto and Philip Gunn and shall be nominated to serve on NCMC's Board for one (1) year terms subject to the terms and conditions of NCMC's Bylaws and Articles of Incorporation. Such nominations shall be effective as of the Effective Time. NCMC and the Shareholders agree that each shall support the nominations of each of the nominees and that each shall use their best efforts to ensure that such nominees are appointed to the Board and elected by the shareholders of NCMC. The Shareholders further agree that they shall take such other actions to assist NCMC in preparing materials to be distributed to NCMC's shareholders prior to the Meeting Date, such as timely providing NCMC with information regarding Shareholders' nominees as may be requested periodically by NCMC.

                  b. RATIFICATION OF ACCOUNTANTS: One of the proposals to be acted on by the NCMC shareholders shall be the ratification of independent accountants for NCMC as jointly selected by the Shareholders. Shareholders agree that they shall timely provide information to NCMC and shall take such other actions as requested by NCMC to assist NCMC in preparing materials to be distributed to NCMC's shareholders prior to the Meeting Date.

                  c. AMENDMENT TO NCMC CERTIFICATE OF INCORPORATION: One of the proposals to be acted on by the shareholders shall be the amendment of NCMC's Certificate of Incorporation to increase the authorized capital stock of NCMC to 50 million shares, of which 47 million shares shall be Common Stock and 3 million shares shall be Preferred Stock. If such amendment is approved by the NCMC shareholders, NCMC and the Shareholders agree that it and they shall take such further actions and file such additional documents as may be necessary to effect such amendments to NCMC's Certificate of Incorporation.

                  d. ADOPTION OF 1999 STOCK OPTION PLAN: One of the proposals to be acted on by the shareholders shall be the adoption of a stock option plan substantially in the form attached hereto as Exhibit A, pursuant to which 3 million shares of common stock shall be reserved for issuance thereunder.

         2. SHAREHOLDER APPROVAL. The Shareholders individually and jointly agree that , at any meeting of the shareholders of the Company, however called, including the Annual Meeting, and at every adjournment thereof, and in any action by written consent of the shareholders of the Company, each of the Shareholders shall (i) vote all of the shares of capital stock of NCMC then owned by such Shareholder in favor of the proposals set forth in paragraph 1 above and each of the other transactions contemplated thereby and any action required in furtherance thereof, (ii) vote all of the shares of capital stock of NCMC then owned by such Shareholder against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of NCMC under the Merger Agreement, and (iii) vote all of the shares of capital stock of NCMC then owned by such Shareholder against any other action or agreement that, directly or indirectly, is inconsistent with or that would, or is reasonably likely to, directly or indirectly, impede, interfere with or attempt to discourage the Merger or any other transaction contemplated by the Merger Agreement or this Agreement. Each of the Shareholders further agree to take all such other actions as shall be reasonably requested by NCMC in order to assist in, and shall cooperate with NCMC in connection with, the consummation of the transactions contemplated by the Merger Agreement, including (i) participating in meetings with shareholders of the NCMC, (ii) soliciting proxies and (iii) providing information concerning the Company to third parties.

         3. COSTS AND EXPENSES. NCMC agrees that, in addition to the cash contribution described in paragraph 4 below, it shall contribute $15,000 to the Surviving Corporation to be used for expenses related to the Annual Meeting or the preparation of an Information Statement to be provided to all shareholders of NCMC the foregoing $15,000 will be offset by the prepayment through August 15, 1999 of $7,300 for the D&O insurance premium. Furthermore, NCMC shall pay such costs and expenses reflected in the attached EXHIBIT A. The parties hereto agree that, except as provided in this paragraph, paragraphs 4 and 5 below or pursuant to Section 7.13 of the Merger Agreement, the Surviving Corporation shall be solely responsible for all costs and expenses arising after the Effective Time, including without limitation all fees, costs and expenses related to, in connection with or arising out of the conversion of NCMC's existing Director and Officer insurance policy (which are estimated to be approximately $20,000).

         4. CASH DISTRIBUTIONS; WAIVER. NCMC agrees that as of the Effective Time, it shall have transferred or otherwise contributed Five Hundred Thousand Dollars ($500,000) in immediately available funds to the Surviving Corporation. The Shareholders jointly and severally acknowledge and agree that neither the Shareholders, FAC, TeleScents nor the Surviving Corporation shall be entitled to any amount in addition to the $500,000 following the Effective Time, whether as Shareholders of NCMC, or by virtue of, in connection with, or related to the Merger, this Agreement or otherwise, except as provided in paragraphs 3, 4 and 5 of this Agreement and Section 7.13 of the Merger Agreement. Accordingly, the Shareholders, individually and jointly, hereby waive, release and agree not to sue on any and all rights they currently, or in the future may, have to any amounts of cash or other property of NCMC as of or after the Effective Time or distributed by NCMC to its shareholders from time-to-time following the Effective Time, whether such distribution is in the form of a dividend or otherwise. The Shareholders hereby acknowledge and agree that prior to the Effective Date, NCMC shall set a record date (the "Record Date") for one or more distributions to all NCMC shareholders OTHER THAN THE SHAREHOLDERS, and that from time-to-time thereafter, NCMC shall, in accordance with the Delaware General Corporation Law, distribute cash to all NCMC shareholders as of the Record Date in the form of a dividend or otherwise as contemplated in the Resolutions of the Board of Directors of NCMC attached hereto as EXHIBIT B; provided however that such distributions shall not reduce the Five Hundred Thousand Dollars ($500,000) transferred or otherwise contributed to the Surviving Corporation. As of the date of this Agreement, NCMC anticipates that the aggregate amount of such cash distributions will be in the range of $.58-$.63 per share, with the final amounts (whether within this range or not) to be determined by James J. Pinto in his sole discretion. The parties hereto agree that James J. Pinto shall have the sole power, authority and discretion to effectuate a second cash distribution to the shareholders of NCMC as of the Record Date as he determines is necessary or desirable.

         5. ADMINISTRATIVE ACCOUNT. From the date of this Agreement through October 31, 1999, NCMC shall maintain an administrative account funded in the amount of not less than $125,000 (the "Administrative Account" or "Account"). The Administrative Account shall be administered by James J. Pinto. The Account shall consist of an amount no less than $75,000 which shall be used to pay the costs and expenses of NCMC arising prior to the Effective Date (the "Pre- Merger Expenses") and an amount of $50,000 to be used to indemnify and hold harmless NCMC, the Surviving Corporation and any of the Shareholders against all damages, liabilities, costs and expenses, including reasonable attorney's fees, in connection with a claim arising out of (i) the disposition by NCMC of

NCQ Realty, Inc. or (ii) the transfer by NCMC of the Jensen accounts receivables and the Oerlemans' guaranty (a "Claim").

                  a. The Shareholders shall promptly present for payment to Mr. Pinto any bills, invoices or costs for Pre-Merger Expenses. Mr. Pinto shall either cause NCMC to pay such Pre-Merger Expense or provide the Shareholders with written notice of his dispute that such is a Pre-Merger Expense. The parties agree that they shall proceed in good faith to resolve any disputes between them concerning the payment of Pre-Merger Expenses; provided however, if they are not able to come to a resolution, the parties hereto agree that Philip Gunn shall act as a mediator for purposes of attempting to resolve such dispute. The parties further agree that any tax rebates, credits or prepaid amounts received or credited to NCMC after the Effective Date based on payments made or events occurring prior to the Effective Date shall be provided to James J. Pinto to be deposited into the Account. The parties further agree that in connection with his administration of the Account, James
         J. Pinto shall have the power, right and authority to engage in such discussions regarding the use of the Account funds as he may deem reasonable or appropriate (including, after October 31, 1999, (i) the authority to pay to PFG Corp. and Resource Holdings Associates monies out of the Account to support their respective indemnity obligations and (ii) the power to negotiate with NCMC (and in such negotiations NCMC shall be represented solely by Dennis or Jason Apfel) and PFG Corp. and Resource Holdings Associates a release of the indemnifications provided by PFG Corp. and Resource Holdings Associates to NCMC) and shall further have the right, power and authority to effectuate the same. The foregoing clause (ii) shall not imply any obligation on behalf of NCMC to release such indemnifications.

                  b. In the event NCMC or the Surviving Corporation or any of the Shareholders receive notice of any action, proceeding, claim or potential claim (any of which is hereinafter referred to as a "Circumstance"), which could give rise to the right to indemnification pursuant to this paragraph 5, such parties shall give Mr. Pinto written notice describing the Circumstance in reasonable detail. Pinto shall have the right, at his option, to compromise or defend, at his own expense and by his own counsel, any such matter involving the asserted liability of the party seeking indemnification. Furthermore, the party seeking indemnification agrees to cooperate fully with Mr. Pinto and his counsel in the compromise of, or defense against, any such asserted liability and, if he so elects to compromise or defend, the Surviving Corporation, NCMC or any of the Shareholders shall have the right at its own expense to participate in the defense of such asserted liability. Under no circumstances shall NCMC, the Surviving Corporation or the Shareholders compromise any asserted liability without the written consent of Mr. Pinto.

                  c. Mr. Pinto, in his sole discretion and solely for the purposes of winding up the Account may extend the maintenance of the Account through December 15, 1999. Any amount remaining in the Administrative Account after winding up the Account may be distributed to the shareholders of NCMC as of the Record Date. After October 31, 1999, in furtherance of the administration of the Account, Mr. Pinto shall be reimbursed out of such

         Account for any out-of-pocket costs or expenses he incurs.

         6. OFFICERS AND DIRECTORS. The parties hereto agree that, to the extent such individuals agree to serve in the capacities designated below, from and after the Effective Date, the Directors and Officers of NCMC shall be as follows:


        Dennis M. Apfel......................... Director, Vice Chairman of the Board,
                                                 Chief Financial Officer and Secretary

        Jason S. Apfel ......................... Director, President and Chief
                                                 Executive Officer

        Philip Gunn............................. Director and Chairman
        James J. Pinto.......................... Director


         7. COVENANTS. The Shareholders covenant and agree that for a period commencing on the date of this Agreement and ending on December 31, 1999, such Shareholders will not:

                  a. cause NCMC to issue or sell any shares of the common stock of NCMC, or securities convertible into or exercisable for, any shares of the common stock of NCMC to the Shareholders at a price less than $0.40 per share without obtaining the prior written approval of James J. Pinto; or

                  b. engage in any plan of action pursuant to which the shareholders of NCMC (other than the Shareholders) are subject to a "freeze-out" transaction whether by a short-form merger, a "going private" transaction or otherwise; or

                  c. cause NCMC to issue or grant to any of the Shareholders or their affiliates, any warrants, options or other rights to the common or preferred stock of NCMC.

         8.       RELEASE; INDEMNIFICATION.

                  a. Each Shareholder, jointly and severally, (i) agrees that NCMC and its officers and directors shall not have any liability to Shareholder (sounding in tort, contract or otherwise) for losses suffered by such Shareholder in connection with, arising out of, or in any way related to taking the actions provided for in paragraphs 4 and 5 herein, unless it is determined that such loss is the result of acts or omissions on the part of NCMC and its officers and directors constituting willful misconduct or knowing violations of law and (ii) waives, releases and agrees not to sue upon any claim against NCMC and its officers and directors with respect to (i) above (whether sounding tort, contract or otherwise), except a claim based upon willful misconduct or knowing violations of law. The provisions of this release shall survive the termination of this Agreement.

                  b. PFG Corp., a Delaware corporation, and Resource Holdings Associates, a Delaware limited partnership, each severally but not jointly agree that, in the event there is a claim against NCMC or the Surviving Corporation or any of the Shareholders arising out of the disposition by NCMC of National Capital Benefits Corporation, each of PFG Corp. and Resource Holdings Associates shall severally but not jointly indemnify and hold harmless NCMC and the Surviving Corporation against all damages, liabilities, costs and expenses, including reasonable attorney's fees arising out of such a claim whether such claim is covered by a Director and Officer insurance policy, PROVIDED HOWEVER that such indemnification shall not exceed $37,500 for each of PFG Corp. and Resource Holdings Associates. The parties further agree that each of PFG Corp. and Resource Holdings Associates may use the funds in the Administrative Account to pay the $37,500 each for the indemnification required in this paragraph; PROVIDED HOWEVER, that if either of PFG Corp. or Resource Holdings Associates, or both, use funds from the Administrative Account to indemnify the Surviving Corporation as required herein, PFG Corp. and Resource Holdings Associates each severally but not jointly agree to contribute additional funds to the Administrative Account as may be necessary to pay from the Administrative Account, pursuant to paragraph 5 herein, up to an aggregate of $75,000 of Pre-Merger Expenses on or before October 31, 1999. James J. Pinto and John C. Shaw each hereby severally but not jointly guarantee the performance of PFG Corp. and Resource Holdings Associates, respectively, pursuant to this paragraph.

                  c. In the event NCMC or the Surviving Corporation or any of the Shareholders receive notice of any action, proceeding, claim or potential claim (any of which is hereinafter referred to as a "Circumstance"), which could give rise to the right to indemnification pursuant to this paragraph 8, such parties shall give PFG Corp. and Resource Holdings Associates written notice describing the Circumstance in reasonable detail. Each of PFG Corp. and Resource Holdings Associates shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the party seeking indemnification and the Surviving Corporation, NCMC or any of the Shareholders shall have the right at its own expense to participate in the defense of such asserted liability. Furthermore, the party seeking indemnification agrees to cooperate fully with PFG Corp. and Resource Holdings Associates and its counsel in the compromise of, or defense against, any such asserted liability. Under no circumstances shall NCMC, the Surviving Corporation or the Shareholders compromise any asserted liability without the written consent of PFG Corp. and Resource Holdings Associates.

         9. FURTHER ASSURANCES. Each Shareholder, jointly and severally, agrees to execute and deliver further transfers, assignments, endorsements, consents and other instruments, and to perform such further acts, as NCMC may reasonable request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement. In addition, the parties acknowledge that in connection with the Merger Agreement, NCMC has disposed of substantially all of its non-cash assets, including the disposition of its subsidiary National Capital Benefits Corporation. Each Shareholder, jointly and severally, agrees to execute and deliver any additional instruments or agreements, and to perform such further acts as may be necessary to effectuate the disposition of NCMC's non-cash assets.

         10. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address as shall be specified by notice given in accordance with this paragraph 9:

                  a.     IF TO NCMC, PFG CORP. OR RESOURCE HOLDINGS ASSOCIATES:

                         520 Madison Ave., 40th Floor
                         New York, NY 10022
                         Attention: James J. Pinto and John C. Shaw

                         with a copy to:

                         Robins, Kaplan, Miller & Ciresi L.L.P.
                         2800 LaSalle Plaza
                         800 LaSalle Avenue
                         Minneapolis, MN 55402-2015
                         Attention: Kevin L. Crudden, Esq.

                  b.     IF TO SHAREHOLDERS TO:

                         2070 Deer Park Avenue
                         Deer Park, New York 11729
                         Attention: Dennis M. Apfel and Jason Apfel

                         and

                         520 Madison Avenue, 40th Floor
                         New York, New York 10022
                         Attention: Growth Capital Partners, L.L.C.


                         with a copy to:

                         Haythe & Curley
                         237 Park Avenue, 20th Floor
                         New York, NY 10017
                         Attention:  John J. Butler, Esq.

         11. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         12. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         13. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

         14. BINDING AGREEMENT. The Shareholders, jointly and severally, represent, warrant and agree that each Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder's obligations under this Agreement; that this Agreement has been duly executed and delivered by each of the Shareholders and constitutes a legal, valid and binding obligation of each of the Shareholders, enforceable against any or all of the Shareholders in accordance with its terms.

         15. AMENDMENTS. This Agreement may be amended, modified, or supplemented only by written agreement of the parties.

         16. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise.

         17. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         18. INJUNCTIVE RELIEF. Shareholders agree, jointly and severally, that in the event of a Shareholder's breach of any provision of this Agreement, NCMC may be without any adequate remedy at law. Shareholders therefore agree, jointly and severally, that in the event of a Shareholder's breach of any provision of this Agreement, NCMC may elect to institute and prosecute proceedings in any court of competent jurisdiction against the Shareholders, jointly and severally, to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, NCMC will not be precluded from seeking or obtaining any other relief to which it may be entitled.

         19. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court located in the State of New York.

         20. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                                   * * * * * *

         The parties hereto have executed this Agreement as of the day and year first above written.

                                     NATIONAL CAPITAL MANAGEMENT
                                     CORPORATION

                                     By:  /s/ James J. Pinto
                                        --------------------------------------
                                              James J. Pinto
                                              Its: Director

                                     By:  /s/ John C. Shaw
                                        --------------------------------------
                                              John C. Shaw
                                              Its: Chief Executive Officer

                                     SHAREHOLDERS:

                                              By:  /s/ Dennis M. Apfel
                                                 ------------------------------
                                                       Dennis M. Apfel

                                              By   /s/ Jason S. Apfel
                                                 ------------------------------
                                                       Jason S. Apfel

                                              GROWTH CAPITAL PARTNERS, L.L.C.


                                              By
                                                 ------------------------------
                                                       Its:
                                                           --------------------

FOR PURPOSES OF AGREEMENT WITH PARAGRAPH 8 ONLY:

PFG CORP.


By:
   ---------------------------------
         Its:
              ----------------------

RESOURCE HOLDINGS ASSOCIATES

         By:      Resource Holdings Limited, a New
                  York corporation, a partner

By:
   ---------------------------------
         Its:
              ----------------------

THE UNDERSIGNED GUARANTEES THE SPECIFIC OBLIGATIONS
SET FORTH FOR PFG CORP. UNDER PARAGRAPH 8.B. ONLY:


     /s/ James J. Pinto
--------------------------------
         James J. Pinto


THE UNDERSIGNED GUARANTEES THE SPECIFIC OBLIGATIONS
SET FORTH FOR RESOURCE HOLDINGS ASSOCIATES UNDER PARAGRAPH 8.b. ONLY:

     /s/ John C. Shaw
--------------------------------
         John C. Shaw

                                    EXHIBIT A


1. Costs of preparing and filing NCMC tax returns for fiscal year ended December 31, 1998, and the stub period ending on the Closing Date.

2. Costs of the filing of the Form 8-K for NCMC in connection with the announcement of the disposition of National Capital Benefits Corporation.

3. Costs of the filing of the initial Form 8-K for NCMC in connection with the execution of the Merger Agreement and consummation of the transactions contemplated therein.

4. Costs and expenses incurred by Shareholders or the Surviving Corporation to effectuate the transactions contemplated in the Merger Agreement, other than legal costs and expenses of Shareholders or the Surviving Corporation.

5. Costs of preparing and filing the Form 10-Q for NCMC for the period ending June 30, 1999.

                                    EXHIBIT B